Exhibit 3.7

CERTIFICATE OF FORMATION

of

YHSSE LLC

This Certificate of Formation of YHSSE LLC has been duly executed and is being filed by the undersigned authorized person for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, (6 Del. C. §§18-101, et seq.)

1. Name. The name of the limited liability company formed hereby (the “Company”) is YHSSE LLC.

2. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Delaware Corporate Services Inc., 901 N. Market St., Suite 705, Wilmington, County of New Castle, Delaware 19801.

3. Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware are Delaware Corporate Services Inc., 901 N. Market St., Suite 705, Wilmington, County of New Castle, Delaware 19801.

IN WITNESS WHEREOF, the undersigned authorized person has caused this Certificate of Formation to be duly executed as of the 28th day of July, 2014.

Delaware Corporate Services Inc.
Authorized Person

By:	/s/ Stefanie Hernandez
Stefanie Hernandez
Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:19 AM 07/28/2014
FILED 09:16 AM 07/28/2014
SRV 141001396 - 5575777 FILE